Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Asset-Based Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to be Paid	$21,681,261.70 (a)	0.01476%	$3,200.15 (b)

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$21,681,261.70

Total Fees Due for Filing			$3,200.15

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$3,200.15

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of March 23, 2024, of $1,019.36. This amount is based upon the offer to purchase up to 21,269 shares of common stock, par value $0.01 per share, of KKR Asset-Based Income Fund

(b)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.